Exhibit 5.1
The Directors
Reed Elsevier PLC
1-3 Strand
London
WC2N 5JR
Dear Sirs/Madam:
RE: Registration Statement on Form S-8 (the “Registration Statement”)
1. This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 18,000,000 Ordinary Shares, nominal value 14 51/116 pence per share (“Ordinary Shares”), of Reed Elsevier PLC, a listed public liability company duly incorporated and existing under the laws of England and Wales (the “Company”), to be issued in connection with the Reed Elsevier Group plc Lexis-Nexis Risk & Information Analytics Group Long Term Incentive Plan or the Reed Elsevier Group plc Growth Plan or the Reed Elsevier Group plc Bonus Investment Plan 2010 or the Reed Elsevier Group plc Long — Term Incentive Plan 2010 (the “Plans”).
2. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.
3. I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of English law as I have deemed necessary or appropriate for the purpose of this opinion.
4. On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly organized and is an existing company in good standing under the laws of England and (ii) and Ordinary Shares to be issued by the Company pursuant to and in accordance with the Plans will be legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such Ordinary Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.
Yours faithfully

S J Cowden
General Counsel and Company Secretary

Date: 24 May 2010